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Exhibit 10.18

EV3 INC.

2005 INCENTIVE STOCK PLAN

NON-INCENTIVE STOCK OPTION

OPTION CERTIFICATE

        ev3 Inc., a Delaware corporation, in accordance with the ev3 Inc. 2005 Incentive Stock Plan, hereby grants an Option to                        , who shall be referred to as "Employee", to purchase from the Company            shares of Stock at an Option Price per share equal to $            , which grant shall be subject to all of the terms and conditions set forth in this Option Certificate and in the Plan. This grant has been made as of                        , 200 [    ], which shall be referred to as the "Grant Date". This Option is not intended to satisfy the requirements of § 422 of the Code and thus shall be a Non-ISO as that term is defined in the Plan.

EV3 INC.

By:

TERMS AND CONDITIONS

        § 1.    Plan.    This Option grant is subject to all the terms and conditions set forth in the Plan and this Option Certificate, and all the terms in this Option Certificate which begin with a capital letter are either defined in this Option Certificate or in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Employee upon written request to the Secretary of the Company.

        § 2.    Vesting and Option Expiration.

  (a)
  General Rule.    Subject to § 2(b) and § 2(c), Employee's right under this Option Certificate to exercise this Option shall vest with respect to:

  (1)
  25% of the shares of Stock which may be purchased under this Option Certificate on [Date], such date being approximately twelve (12) months from the Grant Date, provided he or she remains continuously employed by the Company through such date, and

  (2)
  with respect to the remaining 75% of such shares of Stock, in equal amounts on the [Xth] day of each of the next thirty-six (36) months thereafter, beginning on [Date] provided he or she remains continuously employed by the Company through each such date.

  (b)
  Option Expiration Rules.

  (1)
  Non-Vested Shares.    If Employee's service with the Company terminates for any reason whatsoever, including death, Disability or retirement, while there are any non-vested shares of Stock subject to this Option under § 2(a), this Option immediately upon such termination of employment shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock.

  (2)
  Vested Shares.    Employee's right to exercise all or any part of this Option which has vested under § 2(a) shall expire no later than the tenth anniversary of the Grant Date. However, if Employee's employment with the Company terminates before the tenth anniversary of the Grant Date, Employee's right to exercise this Option which has vested under § 2(a) shall expire and shall have no further force or effect and shall be null and void:

      (A)
      on the date his or her employment terminates if his or her employment terminates for Cause,

      (B)
      on the first anniversary of the date his or her employment terminates if his or her employment terminates as a result of his or her death or Disability, or

      (C)
      at the end of the 90 day period which starts on the date his or her employment terminates if his or her employment terminates other than (1) for Cause or (2) as a result of his or her death or Disability.
  (c)
  Special Rules.

  (1)
  Sale of Business Unit.    The Committee, in connection with the sale of any Subsidiary, Affiliate, division or other business unit of the Company, may, within the Committee's sole discretion, take any or all of the following actions if this Option or the rights under this Option will be adversely affected by such transaction:

  (A)
  accelerate the time Employee's right to exercise this Option will vest under § 2(a),

  (B)
  provide for vesting after such sale or other disposition, or

  (C)
  extend the time at which this Option will expire (but not beyond the tenth anniversary of the Grant Date).

  (2)
  Change in Control.    If there is a Change in Control of the Company, this Option shall be subject to the provisions of § 14 of the Plan with respect to such Change in Control.

  (3)
  Affiliates.    For purposes of this Option Certificate, any reference to the Company shall include any Affiliate, Parent or Subsidiary of the Company, and a transfer of employment between the Company and any Affiliate, Parent or Subsidiary of the Company or between any Affiliate, Parent or Subsidiary of the Company shall not be treated as a termination of employment under the Plan or this Option Certificate.

  (4)
  Fractional Shares.    Employee's right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock. If Employee exercises this Option on any date when this Option includes a fractional share of Stock, his or her exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.

  (a)
  Definitions.

  (1)
  Cause.    For purposes of this Certificate, "Cause" shall exist if (A) Employee has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct or gross neglect in the performance of Employee's duties and responsibilities, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for Employee at the Company's expense, (B) Employee has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft, (C) Employee has engaged in a breach of any policy of the Company for which termination of employment is a permissible consequence or Employee has not immediately cured any performance or other issues raised by Employee's supervisor, (D) Employee had knowledge of (and did not disclose to the Company in writing) any condition that could potentially impair Employee's ability to perform the functions of his or her job fully, completely and successfully, or (E) Employee has engaged in any conduct that would constitute "cause" under the terms of his or her employment agreement, if any.

    (2)
    Disability.    For purposes of this Certificate, "Disability" means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which renders Employee unable to engage in any substantial gainful activity. The Committee shall determine whether Employee has a Disability. If Employee disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician's determination as to whether Employee has a Disability shall be binding on the Company and on Employee.

        § 3.    Method of Exercise of Option.    Employee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under § 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by the Company for the exercise of an Option. The Option Price shall be paid at exercise either in cash, by check acceptable to the Company or through any cashless exercise procedure which is implemented by a broker unrelated to the Company through a sale of Stock in the open market and which is acceptable to the Committee, or in any combination of these forms of payment.

        § 4.    Delivery and Other Laws.    The Company shall deliver appropriate and proper evidence of ownership of any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law or rule or regulation, and such delivery shall discharge the Company of all of its duties and responsibilities with respect to this Option.

        § 5.    Non-transferable.    No rights granted under this Option shall be transferable by Employee other than (a) by will or by the laws of descent and distribution or (b) to a "family member" as provided in § 10.2 of the Plan. The person or persons, if any, to whom this Option is transferred shall be treated after Employee's death the same as Employee under this Option Certificate.

        § 6.    No Right to Continue Service.    Neither the Plan, this Option, nor any related material shall give Employee the right to continue in employment by the Company or shall adversely affect the right of the Company to terminate Employee's employment with or without Cause at any time.

        § 7.    Stockholder Status.    Employee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Employee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

        § 8.    Governing Law.    The Plan and this Option Certificate shall be governed by the laws of the State of Delaware.

        § 9.    Binding Effect.    This Option Certificate shall be binding upon the Company and Employee and their respective heirs, executors, administrators and successors.

        § 10.    Tax Withholding.    This Option has been granted subject to the condition that Employee consents to whatever action the Committee directs to satisfy the minimum statutory federal and state withholding requirements, if any, which the Company determines are applicable upon the exercise of this Option.

        § 11.    References.    Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.

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  Exhibit 10.18
EV3 INC. 2005 INCENTIVE STOCK PLAN NON-INCENTIVE STOCK OPTION OPTION CERTIFICATE
TERMS AND CONDITIONS